Exhibit 99.1

 TIME WARNER INC. APPOINTS HOWARD AVERILL AS
CHIEF FINANCIAL OFFICER

Veteran Media Executive and Time Inc. CFO to Assume New Role January 1

NEW YORK – July 22, 2013 - Time Warner Inc. Chairman and CEO Jeff Bewkes today announced that Howard Averill will become the company’s next Chief Financial Officer beginning January 1, 2014.  Mr. Averill will succeed John Martin when he assumes his new role as Chief Executive Officer of Turner Broadcasting System, Inc.

In announcing the appointment, Jeff Bewkes said: “Howard has been an exemplary leader and a stabilizing force at Time Inc. through a period of tremendous change. His financial acumen, sound judgment and broad understanding of our businesses will be an asset to Time Warner’s management team and our company. Howard brings a great blend of integrity, effectiveness and an understated collegial style to his new role.”

As Chief Financial Officer of Time Inc., Mr. Averill currently oversees the company’s financial functions and strategies, including all accounting, budgeting, reporting and tax activities. In addition, Mr. Averill has global responsibility for Time Inc.’s information technology, production and fulfillment operations. He also currently oversees Time Inc.'s consumer marketing businesses.   For a 10-month period in 2011, he was part of a three-member executive team that led Time Inc. Mr. Averill serves on the Investment Committee for Time Warner's U.S. Retirement Plans.

Mr. Averill said, “It’s been a great privilege to work alongside many talented colleagues at Time Inc., who have accomplished so much during an eventful time in media. I am grateful to Jeff Bewkes and John Martin for giving me the opportunity to grow personally and professionally in that role, and I’m excited and look forward to joining Time Warner’s management team.”

Prior to joining Time Inc. in 2007, Averill was Executive Vice President and CFO at NBC Universal Television. Previous to his 10 years at NBC Universal, Averill was an executive at ITT/ Sheraton Corporation and also held positions with Pepsi-Cola Company and Arthur Andersen & Co., where he earned his CPA.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

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Contacts:

Keith Cocozza
212-484-7482
Keith.Cocozza@timewarner.com

Summer Wilkie
212-484-7543
Summer.Wilkie@timewarner.com